Exhibit 99.1

TICC Announces Changes to Staff

Greenwich, CT – 9/23/05 – Technology Investment Capital Corp. (Nasdaq: TICC) announced today that Lee Stern, its Chief Transaction Officer, notified the Company of his intention to leave the firm prior to the end of 2005. In addition, three other investment professionals of our investment adviser, Branko Krmpotic, David Grossman and Matt Bass (also our Vice President of Investor Relations) resigned effective September 21, 2005 to pursue an opportunity with Mr. Stern.

Mr. Stern said, "I expect to remain at TICC for a sufficient period of time to ensure a smooth transition for the firm. It's been a pleasure working with the group at TICC, and I am looking forward to working with them going forward as I pursue my new opportunity."

The Company and its investment adviser have commenced an active search to replace the departing professionals and expect to begin filling the positions in the near future. Mr. Stern will continue working as Chief Transaction Officer in order to facilitate a smooth transition as the Adviser hires additional personnel to enhance its investment team.

The Company's three most senior officers, Jonathan Cohen (Chief Executive Officer), Saul Rosenthal (President and Chief Operating Officer) and Patrick Conroy (Chief Financial Officer) expressed their appreciation to Mr. Stern for his historic and continuing service to TICC.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.